EXHIBIT 8(i)(2)

Amendment No. 5 to Participation Agreement among:

Variable Insurance Products Fund III (VIP III) and

Transamerica Financial Life Insurance Company

AMENDMENT NO. 5 TO PARTICIPATION AGREEMENT

Transamerica Financial Life Insurance Company (formerly AUSA Life Insurance Company, Inc.), Variable Insurance Products Fund III and Fidelity Distributors Corporation hereby amend the Participation Agreement (“Agreement”) dated August 31, 2000, as amended, by doing the following:

The Schedule A of the Agreement is hereby deleted in its entirety and replaced with the Amended Schedule A attached hereto.

IN WITNESS WHEREOF, the parties have hereto affixed their respective authorized signatures, intending that this Amendment be effective as of the 30th day of July, 2007.

TRANSAMERICA FINANCIAL LIFE INSURANCE COMPANY

By:	/s/ Arthur D. Woods
Name:	Arthur D. Woods
Title:	Vice President

VARIABLE INSURANCE PRODUCTS FUND III

By:	/s/ Kimberley Monasterio
Name:	Kimberley Monasterio
Title:	Treasurer – SVP

FIDELITY DISTRIBUTORS CORPORATION

By:	/s/ Craig W. Huntley
Name:	Craig W. Huntley
Title:	E.V.P.

Schedule A

Separate Accounts and Associated Contracts

Name of Separate Account and Date Established by Board of Directors	Products Funded by Separate Account
TFLIC Series Life Account	TFLIC Financial Freedom Builder
(est. October 24, 1994)

TFLIC Freedom Elite Builder

TFLIC Freedom Wealth Protector

TFLIC Freedom Elite Builder II

Separate Account VA BNY	Transamerica Landmark NY Variable Annuity
(est. September 27, 1994)

TFLIC Series Annuity Account (est. March 20, 2001)	TFLIC Freedom Premier

TFLIC Separate Account VNY (est. December 14, 2004)	Advisor’s Edge® NY Variable Annuity

Separate Account VA GNY (est. April 3, 2007)	Flexible Premium Variable Annuity - L (under the marketing name “Transamerica Ascent”)

TFLIC Separate Account C (est. November 4, 1994)	Marquee Variable Annuity